Exhibit 8.2

Allied Irish Banks, plc

Bankcentre

Ballsbridge

Dublin 4

Ireland

Our Ref	Your Ref	2 June 2008
TJG

Dear Sirs

We have acted as counsel to Allied Irish Banks, plc, (the “Bank”) under the laws of Ireland, in connection with the proposed offering and sale by the Bank in the United States of senior debt securities, dated unsubordinated debt securities, undated subordinated debt securities and preference shares (the “Securities and Preference Shares”).

BASIS OF OPINION

Subject to the final paragraph, this opinion may not be relied upon by any person other than the Bank.

This opinion is written only with respect to the laws of Ireland in effect and as applied by the Irish courts at the date set out at the beginning of this letter. We have made no investigation of and express no opinion as to the laws of any other jurisdiction and we have assumed, without enquiry, that there is nothing in the laws of any other jurisdiction which would or might affect our opinion as stated herein.

This opinion is strictly limited to (a) the matters stated herein and does not extend to and is not to be read as extending by implication or otherwise to any other matter; and (b) the Registration Statement (as defined below). We assume no obligation to update the opinions set forth herein.

For the purpose of giving this opinion, we have examined a copy of the Registration Statement on Form F-3, filed by the Bank on 2 June 2008 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). We have not reviewed any other documents for the purpose of providing this opinion.

We express no opinion and make no representation or warranty, as to any matter of fact. We express no opinion as to any commercial, accounting, calculating, auditing or other non-legal matter.

This opinion is to be construed in accordance with and governed by the laws of Ireland as at the date hereof.

OPINION

We are of the opinion that the statements set forth in the Registration Statement under the heading “—Tax Considerations—Irish Taxation” insofar as such statements purport to summarise relevant Irish tax law or state legal conclusions with respect thereto, are accurate in all material respects.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the incorporation by reference of this opinion and consent as exhibits to any registration statement filed in accordance with Rule 462(b) under the Act relating to the Securities and Preference Shares. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Yours faithfully

/s/ Matheson Ormsby Prentice

MATHESON ORMSBY PRENTICE